UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           December 12, 2006

Valero L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

One Valero Way
San Antonio, Texas		78249
(Address of principal executive		(Zip Code)
offices)

Registrant’s telephone number, including area code:  (210) 345-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Valero L.P.’s earnings are significantly impacted by turnarounds or outages at its customers’ refineries, including Valero Energy Corporation (“Valero Energy”), as well as maintenance expenses and market conditions. For the fourth quarter of 2006, management expects Valero L.P.’s earnings per unit to be in the range of $0.60 to $0.70, primarily due to higher maintenance expenses and lower expected throughputs due to seasonality.

Valero L.P.’s results for the first quarter of 2007 are expected to be lower than the fourth quarter of 2006 due to currently scheduled turnarounds at several of Valero Energy’s refineries, in addition to higher maintenance expenses and lower expected throughputs due to seasonality. As a result, Valero L.P.’s per unit earnings for the first quarter of 2007 are expected to be in the range of $0.45 to $0.55. Since Valero L.P. has no control over the timing or scheduling of turnarounds or outages at Valero Energy’s or its other customers’ refineries, management cannot accurately predict Valero L.P.’s actual earnings per unit for the first quarter of 2007 or any other quarterly period. Cash distributions to Valero L.P.’s unitholders, including Valero GP Holdings, LLC, are not expected to be impacted by planned turnarounds at customer refineries, maintenance expenses or seasonality. Despite lower expectations for Valero L.P.’s first quarter of 2007, management expects Valero L.P.’s net income for 2007 to be comparable to 2006.

The information in this report is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in this report will not be incorporated by reference into any registration statement filed by Valero L.P. under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valero L.P.

	By:	Riverwalk Logistics, L.P. its general partner

	By:	Valero GP, LLC its general partner

Date: December12, 2006	By:	/s/ Amy L. Perry
	Name:	Amy L. Perry
	Title:	Assistant Secretary